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                                                                  Exhibit 24.8
                            GENERAL HOST CORPORATION
                            CERTIFICATE OF SECRETARY


        I, J. Theodore Everingham, hereby certify that I am the duly elected, qualified and acting Secretary of General Host Corporation, a New York corporation (the "Corporation"), and that, as such, I have access to its corporate records and am familiar with the matters certified herein. I further certify that I am authorized to execute and deliver this certificate in the name and on behalf of the Corporation, and that the following is a true and correct copy of a resolution adopted by the Board of Directors of the Corporation on February 28, 1996, that such resolution was duly adopted by such Board of Directors and is in full force and effect on and as of the date hereof, not having been amended, altered or repealed, and that such resolution is filed with the records of the Board of Directors.

        Harris J. Ashton, J. Theodore Everingham and
        James R. Simpson are, and each of them (with full power to each of them to act alone) is, constituted and appointed attorney-in-fact for the Corporation with authority to sign such Registration Statement and any and all amendments, including amendments increasing the number of securities so registered, to such Registration Statement on behalf of and as attorneys for the Corporation, and on behalf of and as attorneys for the principal executive officer, the principal financial officer, the principal accounting officer and any other officer of the Corporation;

        IN WITNESS WHEREOF, I have executed this certificate in the name and on behalf of the Corporation on August 4, 1997.

                                        GENERAL HOST CORPORATION


                                        /s/ J. Theodore Everingham

                                        J. Theodore Everingham, Secretary